Exhibit 15

April 26, 2010

Bank of America, N.A. as Trustee

  for the Cross Timbers Royalty Trust:

Re: Registration Statements No. 33-55784 and No. 333-91460 on Form S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 26, 2010 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

Fort Worth, Texas